EXHIBIT 99.1


 FOR IMMEDIATE RELEASE:

 Contact:

   Media Contact:                     Investor Relations Contacts:

   Carol Goodrich  (973) 540-3620     George Shields  (973) 540-6916
   Jason Ford      (973) 540-4268     John Howarth    (973) 540-4874


            WARNER-LAMBERT REPORTS RECORD SALES AND EARNINGS FOR
                          FOURTH QUARTER AND YEAR

 MORRIS PLAINS, N.J., Jan.19, 2000 -- Warner-Lambert Company today reported that diluted earnings per share increased 38 percent on a 16 percent sales gain -- 19 percent at constant foreign exchange rates -- for the fourth quarter ended December 31, 1999. Unit volume growth for the quarter was 16 percent. Warner-Lambert has now reported increases in earnings per share of at least 25 percent for 10 consecutive quarters.

 For the fourth quarter, diluted earnings per share were 55 cents, worldwide sales reached $3.5 billion and net income rose 40 percent to $487 million. This is compared with diluted earnings per share of 40 cents, sales of $3 billion and net income of $349 million for the same period in 1998. Earnings per share, sales and net income represent records for any quarter. The Company estimates that revenues were not materially impacted by Y2K.

 For the year, worldwide sales advanced 20 percent to a record $12.9 billion compared with $10.7 billion in 1998. After adjusting for the unfavorable effects of exchange, sales grew 22 percent. Unit volume growth for the year was 20 percent. Diluted earnings per share of $1.96 increased 35 percent from 1998 and net income rose 36 percent to $1.7 billion. Earnings per share, sales and net income for 1999 are records for any year.

 Prior period amounts have been restated under the pooling of interests method of accounting to include the results of operations of Agouron Pharmaceuticals, Inc., acquired on May 17, 1999.

 "Warner-Lambert continues to be the fastest growing major pharmaceutical company in the world," said Lodewijk J.R. de Vink, chairman, president and chief executive officer. "The impressive results we have achieved reflect the particularly strong performance of our pharmaceutical business as well as consistent growth across our consumer businesses. As a result of the Company's vibrant growth in 1999, we are revising our 2000 earnings projections upward. Instead of a 20 percent increase, based on our current planning assumptions, we now foresee earnings per share growth of 25 percent to $2.45 per share," de Vink said. "Our superior financial performance has been driven by our ability to deliver new and medically important therapies to patients around the world. We remain committed to introducing innovative new products and, in 2000, plan to increase investment in research and development by 19 percent to approximately $1.5 billion," he added.

 PHARMACEUTICALS

 For the year, worldwide sales in the pharmaceutical segment, the largest of Warner-Lambert's three business segments, increased 30 percent to $8 billion as compared with $6.1 billion in 1998. At constant foreign exchange rates, sales rose 31 percent. In the U.S., sales rose 31 percent to $5.5 billion. In markets outside the U.S., sales increased 27 percent -- 30 percent at constant foreign exchange rates -- to $2.5 billion.

 Pharmaceutical sales growth continues to be driven by the strong performance of LIPITOR (atorvastatin calcium). Worldwide sales of LIPITOR increased 71 percent to $3.7 billion in 1999. LIPITOR continues to be the most prescribed cholesterol-lowering agent in the U.S., holding a 42 percent share of new prescriptions in the cholesterol-lowering market.

 Also contributing to the segment's performance in 1999 were the anticonvulsant NEURONTIN (gabapentin), whose sales grew 78 percent to $913 million, and the antihypertensive ACCUPRIL (quinapril), whose sales increased 13 percent to $514 million.

 In October, Warner-Lambert received U.S. Food and Drug Administration (FDA) approval for FEMHRT (norethindrone acetate and ethinyl estradiol), a combination estrogen progestin hormone replacement therapy for menopausal symptoms. In December, the Company also received approval for the antihypertensive ACCURETIC (quinapril/HCl hydrochlorothiazide).

 CONSUMER HEALTH CARE

 In the consumer health care segment, worldwide sales increased 10 percent to $3 billion in 1999. At constant foreign exchange rates, sales increased 11 percent. In the U.S., sales rose 14 percent to $1.7 billion. In markets outside the U.S., sales of $1.3 billion increased 5 percent, or 6 percent at constant foreign exchange rates.

 Among the segment's best performing products in 1999 were LISTERINE mouthwash, which achieved sales of $487 million, an increase of 13 percent; LUBRIDERM skin care products, whose sales advanced 13 percent to $131 million; and SCHICK/WILKINSON SWORD group, whose sales advanced 6 percent to $792 million.

 For the year, the heartburn medication ZANTAC 75 achieved worldwide sales of $167 million. Warner-Lambert acquired exclusive rights to over-the-counter ZANTAC products in the U.S. and Canada as part of the dissolution of its joint venture arrangements with Glaxo Wellcome plc. Prior to this year, sales of the Glaxo Wellcome/Warner-Lambert joint venture, including ZANTAC 75, were not reflected in Warner-Lambert's reported sales.

 CONFECTIONERY

 In the Adams confectionery segment, worldwide sales increased 3 percent in 1999 to $2 billion. At constant foreign exchange rates, sales increased 9 percent. U.S. segment sales increased 5 percent to $693 million. In markets outside the U.S., sales rose 2 percent to $1.3 billion. At constant foreign exchange rates, sales in non-U.S. markets increased 10 percent. The foreign exchange rate impact is attributable primarily to the decreased value of the real in Brazil.

 For the year, the confectionery segment's best performing products included TRIDENT gum, which achieved sales of $341 million, an increase of 5 percent; DENTYNE gum, whose sales advanced 16 percent to $158 million; CERTS mints, whose sales rose 3 percent to $127 million; and HALLS cough tablets, whose sales increased 2 percent to $531 million.

 Warner-Lambert is a global company devoted to discovering, developing, manufacturing, and marketing quality pharmaceutical, consumer health care, and confectionery products. The Company employs more than 43,000 people worldwide.

 Statements made in the press release that state "we believe," "we expect" or otherwise state the Company's predictions for the future are forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's Annual Report on Form 10K-A for the year ended December 31, 1998, filed with the U.S. Securities and Exchange Commission. For a copy of this filing, please call the media or investor relations contacts listed on this press release.

                               # # #

 Warner-Lambert and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to Pfizer's consent solicitation. The participants in this solicitation may include the directors of Warner-Lambert (Lodewijk J.R. de Vink, Robert N. Burt, Donald C. Clark, John A. Georges, William H. Gray III, William R. Howell, LaSalle D. Leffall, Jr., George A. Lorch, Alex J. Mandl and Michael
 I. Sovern); the following executive officers of Warner-Lambert: Lodewijk J.R. de Vink (Chairman, President and Chief Executive Officer), Ernest J. Larini (Chief Financial Officer and Executive Vice President, Administration), Anthony H. Wild (Executive Vice President and President, Pharmaceutical Sector), Raymond M. Fino (Senior Vice President, Human Resources), Philip M. Gross (Senior Vice President, Strategic Management Processes), Gregory L. Johnson (Senior Vice President and General Counsel), Richard W. Keelty (Senior Vice President, Public Affairs), J. Frank Lazo (Senior Vice President and President, Adams), S. Morgan Morton (Senior Vice President and President, Consumer Healthcare Sector), Peter B. Corr (Vice President and President, Warner-Lambert/Parke-Davis Research and Development), John S. Craig (Vice President and President, Adams USA), Joseph E. Lynch (Vice President and Controller), Harold F. Oberkfell (Vice President, Knowledge Management), Maurice A. Renshaw (Vice President and President, Parke-Davis USA), Barbara S. Thomas (Vice President and President, Consumer Healthcare USA), John F. Walsh (Vice President and President, Shaving Products Group) and Rae G. Paltiel (Secretary); and the following other members of management and employees of Warner-Lambert:
 George J. Shields (Vice President, Investor Relations), John J. Howarth (Manager, Investor Relations), Stephen J. Mock (Vice President, Public Relations) and Carol T. Goodrich (Director, Media Relations). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of Warner-Lambert's common stock or in the aggregate in excess of 1.5% of Warner-Lambert's common stock.

 Warner-Lambert has retained Bear Stearns & Company, Inc. ("Bear Stearns") and Goldman Sachs & Company ("Goldman Sachs") to act as its financial advisors in connection with the Pfizer proposal, for which each of Bear Stearns and Goldman Sachs will receive customary fees, as well as reimbursement for reasonable out-of-pocket expenses. In addition, Warner-Lambert has agreed to indemnify Bear Stearns and Goldman Sachs against certain liabilities, including certain liabilities under federal securities laws, arising out of their engagement. Bear Stearns and Goldman Sachs are investment banking firms that provide a full range of financial services for institutional and individual investors. Neither Bear Stearns nor Goldman Sachs admits that it nor any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either Bear Stearns or Goldman Sachs. In connection with Bear Stearns' role as financial advisors to Warner-Lambert, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Warner-Lambert: Alan Schwartz, Richard L. Metrick and Fred McConkey. In connection with Goldman Sachs' role as financial advisors to Warner-Lambert, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Warner-Lambert: Robert Harrison, Suzanne Nora Johnson and Wayne Moore. In the normal course of its business, each of Bear Stearns and Goldman Sachs regularly buys and sells securities issued by Warner-Lambert for its own account and for the accounts of its customers, which transactions may result in either Bear Stearns, Goldman Sachs or the associates of either of them having a net "long" or a net "short" position in Warner-Lambert securities, or options contracts or other derivatives in or relating to such securities. As of November 15, 1999, Bear Stearns held a net short position of 18,000 shares of Warner-Lambert common stock, and customer accounts managed by Bear Stearns Asset Management, an affiliate of Bear, Stearns & Co. Inc., held a net long position of 1,800 shares. As of November 15, 1999, Goldman Sachs held a net short position of 156,299 shares of Warner-Lambert common stock; in addition, an affiliate of Goldman, Sachs & Company, Goldman Sachs Asset Management, serves as an investment advisor to various mutual funds which in the aggregate held a net long position of 4,104,203 shares.


                           WARNER-LAMBERT COMPANY
                             FINANCIAL RESULTS
              THREE AND TWELVE MONTHS ENDED DECEMBER 31, 1999
                  (IN MILLIONS, EXCEPT EARNINGS PER SHARE)

                      TWELVE MONTHS ENDED DECEMBER 31

                                             1999          1998
                                             ----          ----

         Net sales                       $ 12,928.9    $ 10,743.8
         Research & development             1,259.0       1,025.6
         Income before income taxes         2,441.2       1,791.0
         Provision for income taxes           708.0         517.8
         Net income                         1,733.2       1,273.2

         Earnings per share:
              Basic                      $     2.03    $     1.50
              Diluted                    $     1.96    $     1.45



                       THREE MONTHS ENDED DECEMBER 31

                                             1999          1998
                                             ----          ----

         Net sales                       $  3,534.6    $  3,036.1
         Research & development               356.6         300.4
         Income before income taxes           686.4         489.4
         Provision for income taxes           199.1         140.7
         Net income                           487.3         348.7

         Earnings per share:
              Basic                      $     0.57    $     0.41
              Diluted                    $     0.55    $     0.40


 Prior period amounts have been restated under the pooling of interests method of accounting to include the results of operations of Agouron Pharmaceuticals, Inc. acquired on May 17, 1999.